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                                                                   EXHIBIT 99.2



FOR IMMEDIATE RELEASE

PRESS CONTACTS:
Paul Henry  phenry@tsig.com
Richard Wheeler  dwheeler@tsig.com
TSIG.com
727/897-4000

    TSIG.com Engages Investment Bank for up to $40 Million Equity Financing;
                    Announces Special Shareholders' Meeting


ST. PETERSBURG, FLA. (FEBRUARY 29, 2000) - TeleServices Internet Group Inc. (OTC Bulletin Board:TSIG - news), known as TSIG.com, today announced that it has entered into a letter agreement engaging a prominent New York based investment banking firm as its exclusive agent for a private placement financing of up to $40 million.

SEC rules prohibit the company from identifying the investment banking firm. It is contemplated that the proposed private placement would be for a common stock equity line of credit. The securities will not be registered under the Securities Act and may not be offered or sold absent a registration or an applicable exemption from registration, but the investors would have registration rights. Other terms of the offering are unknown at this time.

The bank has advised TSIG.com that before this financing can be completed, the company must restructure its existing capitalization by reducing the number of shares of common stock outstanding. The company plans a shareholder meeting on March 27, 2000, to consider such restructuring.


ABOUT TSIG.COM

Headquartered in St. Petersburg, Florida, TeleServices Internet Group Inc., known as TSIG.com, created the My MusicCard program (http://www.mymusiccard.com) to enable consumers to purchase CDs and cassettes at the lowest prices, and to develop revenue-generating programs with corporations and non-profit organizations that drive consumers to customers' Internet sites for the lowest cost in the industry. Similarly, TSIG.com's My PhotoCard programs provide the lowest cost film processing and Kodak film. These unique marketing programs provide high




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TSIG.COM ENGAGES INVESTMENT BANK FOR UP TO $40 MILLION EQUITY FINANCING;
ANNOUNCES SPECIAL SHAREHOLDERS' MEETING/PAGE 2


margin returns and help build brand loyalty and awareness within target communities. TSIG.com also provides customer service and support with its web-based call center and related services.

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This press release contains "forward-looking statements" within the meaning of
Section 27A of the 1933 Securities Act and Section 21E of the 1934 Securities Exchange Act. Actual results could differ materially, as the result of such factors as (1) competition in the markets for the products and services sold by the company, (2) the ability of the company to execute its plans, (3) the availability of financing at favorable terms, and (4) other factors detailed in the company's public filings with the SEC.